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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61853) pertaining to the 1996 Stock Plan of InterVU Inc., The 1998 Stock Option Plan of InterVU Inc. and the Employee Qualified Stock Purchase Plan of InterVU Inc. of our report dated February 12, 1999 (except for the last paragraph of Note 6, as to which the date is March 19, 1999), with respect to the financial statements and schedule of InterVU Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                          ERNST & YOUNG LLP

March 30, 1999
San Diego, California